Exhibit 99.1

Independent Bank Corp. 2nd Qtr 2014 Earnings Call July 18, 2014

PARTICIPANTS
Corporate Participants
Chris Oddleifson - President, Chief Executive Officer & Director, Independent Bank Corp. (Massachusetts)
Robert D. Cozzone - Chief Financial Officer and Treasurer, Independent Bank Corp. (Massachusetts)
Other Participants
Mark T. Fitzgibbon - Analyst, Sandler O’Neill & Partners LP
David J. Bishop - Analyst, Drexel Hamilton LLC
Collyn B. Gilbert - Analyst, Keefe, Bruyette & Woods, Inc.
Taylor Warren Brodarick - Analyst, Guggenheim Securities LLC
Bernie Robert Horn - President & Portfolio Manager, Polaris Capital Management LLC

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Independent Bank Corp. Second Quarter 2014 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions]

This call may contain forward-looking statements with respect to the financial condition, results of operations, and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our Annual Report on Form 10-K and our earnings press release.

Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise. Please note this event is being recorded.

I would now like to turn the conference over to Chris Oddleifson. Please go ahead, sir.

Chris Oddleifson, President, Chief Executive Officer & Director
Good morning, everyone, and thank you for joining us today. I’m accompanied by Chief Financial Officer, Rob Cozzone, who’ll walk you through our financial results following my comments.

While the strength of our franchise really came through in across the board fashion in our second quarter performance, net operating earnings operating came in at $15.1 million, or $0.63 per share, well above prior quarter and prior year results.

Our fundamentals once again led the way in the quarter as evidenced by higher revenues, strong loan and core deposit growth, excellent credit trends and rising capital levels. More specifically, commercial loans continue to rise at a very healthy rate. Our team is simply doing a great job at generating new business in a competitive environment. We continue to fill the ranks with talented lenders. We’re also seeing modest growth in our consumer related portfolios.

Core deposits increased yet again at a double digit annualized rate with growth coming from both the commercial and retail sectors. Core deposits are now approaching upwards of 90% of total deposits. Our fee-based services are steadily growing. The investment management business in particular is proving to be a true winner for us. Our growth initiatives here are really paying off as we have now nearly doubled managed assets in the last four years. Our large cap fund was recently accorded a five star rating by Morningstar.

Our net interest margin is proving resilient against prevailing pressure from the low interest rate environment. Credit trends are stellar with sharply lowering nonperforming asset levels coupled with the low loss rate and good cost control in place with another quarter of flat expense levels resulting in an improved efficiency ratio. One of the factors we take great pride in has been the steady buildup in tangible book value per share, which rose over 3% in the second quarter alone and by 9% over the past year.

So, in summary, a very encouraging quarter. But, of course, our sights remain firmly on the future. We’re determined to sustain and enhance our standing as one of the best positioned regional community banks in New England. And as I’ve said before, there’s no magic formula here, just a relentless focus on discipline, talent, execution and innovation.

Our customer ranks continue to swell. Our growth in household, about 3% annualized thus far this year, continues to outstrip that of the state by a wide margin. There’s no question that the Rockland brand is really resonating across our footprint. Our sustained marketing efforts are proving quite effective, spreading word of mouth being an important catalyst as well.

On the economic health side, the economy appears to be strengthening. Massachusetts’ real gross domestic product grew at an estimated annual rate of 2.6% in the first quarter of 2014 according to the Mass Benchmark’s current Economic Index. This compares to a national GNP growth of about negative 2.9%. The seasonally adjusted unemployment rate in the Metro Boston area is 4.9%. Residential housing prices are trending upwards and the average days on market for a home is the lowest in years. And anecdotally, there are a lot of construction cranes in Boston. All good, and this trend is reflecting in our credit performance.

As I’ve said many times, my colleagues make all the difference. And my Rockland colleagues are good as they come on that score, they’re incredibly determined to go above and beyond and to ensure high quality customer experience. We’re especially encouraged by progress in the coveted Greater Boston market. We continue to make solid inroads with customer bases at recently acquired entities. We’re also enjoying early success in de novo initiatives such as our new office in downtown Boston.

Competition does continue to heat up across our geography and the overall operating environment remains certainly less than ideal, yet we see no need to change course from what has worked so well for us. It’s all about consistency and focus. Slow and steady wins the race. We are confident as ever about achieving long-term success and in our ability to continue building franchise value.

Thanks. Rob?

Robert D. Cozzone, Chief Financial Officer and Treasurer
Thank you, Chris, and good morning. I will now review second quarter earnings in more detail. Independent Bank Corp. reported net income of $14.7 million and GAAP diluted earnings per share of $0.61 in the second quarter of 2014. This compared to net income of $13.3 million and GAAP diluted earnings per share of $0.56 in the prior quarter.

Both quarters included items that the Company considers to be non-core, including a $0.01 in life insurance gains and $0.03 in losses on termination of derivatives in the second quarter, $0.07 in life insurance gains, and a $0.01 of impairment on acquired facilities in the prior quarter. When excluding these and other minor non-core items, operating earnings per share were $0.63 for the second quarter, a 24% increase over the first quarter.

As described previously in addition to the typical seasonal decline, the first quarter 2014 was negatively impacted by a relatively large CRE charge-off. On an operating basis, our returns on average assets and equity for the second quarter were a healthy 0.96% and 9.87% respectively.

Chris highlighted a number of areas of strength for the quarter that I will now expand upon. Annualized loan growth was 6.5% for the quarter as continued strength in the commercial book across all categories led the way. Growth was particularly strong in the C&I and construction portfolios as gradual improvement in economic activity has led to increased demand for credit.

As previously communicated, the growth in commercial is not the result of sacrificing credit or pricing discipline and our new volume continues to exhibit the favorable interest rate risk characteristics we value. With a pipeline of $176 million at June 30, we expect solid commercial growth to continue into the third quarter. Also noteworthy is the second consecutive quarter of growth in the consumer real estate portfolio with loan closings rising substantially versus the first quarter. Pipelines for residential and home equity were near year-to-date highs as of June 30th.

Annualized deposit growth was 14.4% for the second quarter, as all core categories continued to experience healthy increases. Demand deposits were up 18% on an annualized basis.

As mentioned in the first quarter, some of the outsized growth continues to be associated with large isolated inflows such as 1031 exchange deposits, yet even when excluding those, core deposit activity was robust in both quarters. A strong growth in core deposits helped us maintain the cost of deposits, which measured 22 basis points for the second quarter.

The net interest margin declined one basis point to 3.48% for the quarter and benefited from the core deposit growth just described in stable earning asset yields, which were enhanced by about two basis points due to the reclassification of nonaccretable difference to accretable yield on a previously classified credit impaired loan.

The net interest margin also benefited slightly from the decision late in the quarter to use excess liquidity to repay $75 million of costlier FHLB borrowings and exit the associated hedge, which fixed the rate on those borrowings. As represented in the financial statements, the pre-tax cost of this decision in the current quarter was $1.1 million.

Over the last 12 months, we’ve been able to reduce outstanding FHLB advances by more than 75%. This repayment is expected to help counteract pressure on the margin over the next few quarters.

As expected, core non-interest expense of $41.9 million was up slightly from the first quarter, as seasonal increases in advertising activity led to an additional $425,000 of spend in that category.

Good overall expense control resulted in a further decrease to the Company’s efficiency ratio, which measured 63.83% on an operating basis for the second quarter. We continue to expect the full year operating efficiency ratio to be 1% to 2% lower than the 66% realized in 2013, despite continued investment in strategic priorities.

Tangible book value per share increased $0.59 during the quarter and now stands at $18.20. Although, a portion of this increase was the result of an improvement in the value of the available sale portfolio and its corresponding impact on other comprehensive income, the majority was attributable to retained earnings growth. During the last 12 months, tangible book value per share has increased by $1.50, even with absorbing the increase in goodwill due to the Mayflower acquisition. In addition, tangible capital to tangible assets exceeded 7% at June 30th.

Our investment management business continues to post strong results with revenues up 12% quarter-over-quarter, partially due to seasonal tax prep fees, and 18% year-over-year. The addition of the Boston office and other productive hires has helped us to further leverage an already strong base. Total assets under administration reached $2.4 billion at June 30th.

On a core basis, total noninterest income was up 4%. Interchange and ATM fees increased 12% as seasonal increases in activity were further bolstered by continued growth in core checking accounts and debit card activation campaigns.

Mortgage banking income, which we think reached a cyclical trough in the first quarter, increased 80% in the second quarter, and total mortgage production, including those retained in the portfolio, increased more than 60%. Almost 70% of the residential volume in the quarter was for the purpose of financing the purchase of a home.

Lastly, loan level derivative income decreased approximately $400,000 in the quarter, as commercial closing volume during the quarter was concentrated in variable rate categories.

Moving onto credit. As noted in the press release, credit metrics improved meaningfully during the quarter. Net charge-offs of 11 basis points, nonperforming loans of 56 basis points, and delinquency of 70 basis points were all at multi-year lows.

We believe this performance is reflective of the continued yet gradual improvement in the local economy, as well as our active loan workout culture. Although we believe this improvement is generally sustainable and our outlook for the year is unchanged, net charge-offs quarter-to-quarter are likely to continue to exhibit the lumpiness they have in the past.

I will now shift to 2014 guidance. During our last conference call, we reaffirmed our original 2014 operating diluted earnings per share guidance of between $2.42 and $2.52. With the first half of the year behind us, we remain comfortable with that range. We are modifying our 2014 guidance in the following areas:

First, with the year-to-date loan growth of 3.5%, we expect to be at the upper end of the 4% to 5% range originally provided for the full year. Second, with the year-to-date deposit growth of 6.3%, we are increasing our full year guidance to a range of 5% to 7%. Third, as a result of additional core deposit growth and our ability to reduce higher cost wholesale borrowings, we believe our 2014 net interest margin will conservatively be at the upper end of the range previously provided of mid to lower 3.40%s.

Lastly, although mortgage banking income has rebounded somewhat, we think it will continue to be challenged, and as a result, we are lowering our total noninterest income growth estimates from 3% to 4% to 1% to 2%. The remainder of the full year guidance is unchanged.

That concludes my comments. Chris?

Chris Oddleifson, President, Chief Executive Officer & Director
Great. Thanks, Rob. Okay, Chad, we’re ready to open it up to questions.

QUESTION AND ANSWER SECTION

Operator: Certainly. We will now begin the question-and-answer session. [Operator Instructions] Our first question comes today from Mark Fitzgibbon of Sandler O’Neill & Partners. Please go ahead.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Hey, gentlemen. Good morning.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Good morning.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hi, Mark.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Guys, you saw some really good C&I growth this quarter. I’m wondering if that was from increasing line utilization with existing customers or was it from new business.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Its primarily from new business, Mark. We did see a slight increase in utilization, which we think also, bodes well, but not to the level that it would suggest that significant improvement in working capital usage. Most of the growth was from new production.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Okay. And then secondly on the swap fees, those obviously ticked down a bit this quarter despite the fact that you had such strong commercial loan growth. I’m just curious why that was. I think in the release you mentioned something about the mix of commercial loans, but if you could just give us more color on that, that will be great.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Sure. So the swap volume, as you know, it’s typically associated with a borrower that wants fixed rate financing and we in turn swap that loan to floating rate. Most of our production this quarter, which was concentrated in C&I and construction, was variable rate in nature, so no swap would be required. In addition, some of the commercial real estate volume that we had this quarter, the borrowers preferred to have a variable rate versus a fixed rate. So it was simply a mix of the production.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Okay. And I know what you had said about sort of the margin for the full year in your comments about the Federal Home Loan Bank repayment counteracting the NIM compression, but it sounds like we still could see a little bit more NIM compression in the last two quarters of the year. Is that accurate?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. That’s accurate, Mark, and I don’t know if you picked up in my comments that this quarter did benefit - loan yields did benefit by a couple of basis points due to a credit impaired loan where we received a full recovery and so we reclassed that nonaccretable difference to accretable yield, and that was about a 2 basis point improvement to our loan yields this quarter and a little less than 2 basis points on the margin. So we would expect the loan yield to gradually decline throughout the rest of the year. I mean, if we’re not able to further deploy the excess liquidity on the balance sheet, then I would expect further

NIM compression. But, as I said, we expect to be better, or least at the upper end of the range we originally provided.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Okay. And then lastly, I guess, I’d just be curious on your macro comments about the deal environment, what you’re seeing out there, is the number of conversations going on out in the marketplace increasing/decreasing, and what impact you think all this new capital coming into the eastern Massachusetts market from several conversions is having if any?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Yeah. Mark, this is Chris. I’ll address those two. I will sort of stick to my sort of general comments, which the roll-up strategies of the metro area sort of has for the most part taken place and now we’re looking at sort of random events because there are so relatively few publicly traded banks sort of left. And you know if any of those teams were ever to want to raise their hands, we’d be at the table to talk about it. On the capital side, it hasn’t escaped our attention that an awful lot of capital is being raised in the marketplace. And certainly there are some scenarios that you can think that could wreck havoc in the competitive marketplace. We have not seen sort of anything since one of those has happened, right, the...

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Just recently.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Just recently. Yeah, we haven’t seen anything as a result of the brand new capital in the marketplace yet, Mark, but we certainly are monitoring that. And sort of the overall sort of environment in general we would say is highly competitive, the additional capital perhaps only make it more so, but we’re going to remain very disciplined and we’re not following folks down the path of lower rates and looser terms as we did pre-great recession.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Are you seeing that in general in the marketplace that people - I know pricing is very competitive, but are you seeing people really loosening up on terms and covenants?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Yeah, some. I mean, I think we’re seeing some of that and there - we are, I think, we look at a lot of deals; we look at probably twice as many deals go into our pipeline than come out. And a lot of the deals we just had to let go, because we’re not comfortable with some of the terms we see out there.

<Q - Mark Fitzgibbon - Sandler O’Neill & Partners LP>: Thank you.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, Mark.

Operator: Our next question comes from David Bishop of Drexel Hamilton.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Hi.

Operator: Go ahead, David. Perhaps, your line is muted, Mr. Bishop.

<Q - David Bishop - Drexel Hamilton LLC>: Yes. Good morning. Sorry about that. Hey, I was wondering -

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Good morning.

<Q - David Bishop - Drexel Hamilton LLC>: Good morning, gentlemen. If you could give us maybe an update in terms of asset sensitivity in terms of how you’re penciling out in terms of a rising rate environment, has that changed much inter-quarter?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah, it didn’t change much inter-quarter, David. We’re actually awaiting our ALCO results. We use a third-party to run those models. So we’re awaiting the results. You would have seen the results from the first quarter in our 10-Q. But, as we said, the majority of the loan production during the quarter was floating rate in nature. And as such, the percentage of our loan portfolio that is tied to one month LIBOR or prime has increased and it now exceeds $2.1 billion in total loans tied to one month LIBOR or prime. Total assets indexed to one month LIBOR or prime is about $2.3 billion. So we do expect to see at least a marginal improvement quarter-over-quarter in our sensitivity to rising rates.

<Q - David Bishop - Drexel Hamilton LLC>: Got it. And then in terms of circling back to the FHLB advance repayment, any sense what the cost/benefit will be there going forward either in terms of dollars or the margin impact?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: It’d be at about five basis points to our cost of wholesale funding and so that probably translates to little less than two basis points on the margin.

<Q - David Bishop - Drexel Hamilton LLC>: Got it. And then finally just in terms of the - I think you mentioned about $176 million commercial loan pipeline. Any detail or granularity you can give us that in terms of where that breaks down via market?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. I will tell you the majority of our - well, not the majority, but the highest percentage of our geographic production continues to be in the Boston and Providence markets. And that is consistent with the pipeline at the end of the quarter as well, although it is very well diversified through our footprint. But those are the two largest markets and have been and continue to be.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: And diversify in terms of industry type, right?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Well. That’s right. Yes.

<Q - David Bishop - Drexel Hamilton LLC>: Got you. Great. Thanks, gentlemen.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, David.

Operator: Our next question is from Collyn Gilbert of KBW.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Thanks. Good morning, guys.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Good morning, Collyn.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Just to follow-up on your comment about the loan growth that was put on this quarter tended to be more variable in nature. Can you guys just update us on your outlook for construction? I know you’ve had a lot of success in that business over the last few quarters or so. And kind of just what your outlook is for future growth on the construction side from here?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. Activity continues to be very good, Collyn. And we don’t see any reason that aside from seasonal fluctuations that it should slow at all. And there are some chunky deals in that growth each quarter. And so, as we go a quarter without one of those $15 million plus deals, then we could see growth slide a little bit, but activity in general in the construction side continues to be strong.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That’s helpful. And just what about your outlook for wealth? I know there were some sort of seasonal items this quarter that maybe drove some of that growth. But just in general, I mean, I think, you guys have talked about growth rates in the 11% to 12% within that business. Do you think that that could start to accelerate some?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Well, we certainly - this is Chris. We’d like it to accelerate. I think, the - what we find is that we just - in our core - our core sort of source of business is from our retail network and our commercial network and that’s steady. I mean, that is just a steady business. And as we expand into new regions like north of Boston, we’re able to sort of increase that, sort of proportionally takes a little while to ramp up. Our Boston office is sort of incremental to sort of our traditional sources in that we do not have any branch network in Boston per se, but the folks who hired have a great network. So we’ll see some modest increase there. I wouldn’t sort of anticipate sort of accelerating growth, but good solid double digit growth going forward.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay, okay. That’s helpful. And then just, Rob, what is the duration now on those FHLB borrowings that are I guess costing about like 2.63%? What’s the average duration on those?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: I think, it’s just a couple of years.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: I don’t have that right in front of me, but if I recall, it’s just a couple of years.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: We have a couple of large pieces in that remaining mix two at $25 million each, but I can get you that, Collyn.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Okay. And then just one final question. Was it surprising at all to you or do you think this is indicative of any kind of market trend that you had borrowers opting to not do fixed rate products this quarter and go more variable? What do you think maybe was driving that or is it just kind of one-off randomness?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. Just to clarify, the majority of the production was in deals that would not be fixed rate. We would not do a fixed rate. So it is...

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: ...asset-based lending or other C&I lending that is always floating rate or construction, which is always floating rate until the construction period is complete.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Yeah. Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: So that’s the primary reason. There were a couple of deals that remained floating rate for various reasons, but sometimes due to a borrower’s preference. And borrowers - the borrowers that have chosen to do that, our senior lender likes to say, have been right so far.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: That’s why I’m asking the question. Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: We may question why they wouldn’t want to fix a rate in this low rate environment, but it’s been the right thing to do to date. So we do have a couple of those borrowers who’d do that.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Okay. Great. That’s all I had. Thanks, guys.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, Collyn.

Operator: The next question is from Taylor Broderick with Guggenheim Securities.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Hey. Good morning, everybody.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hey, Taylor.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Rob, I guess we’ve talked it in the past about weather in the last quarter kind of the impact possibly on occupancy expense. I was just kind of curious what your thoughts were? Any business that may have been delayed from first quarter to second quarter because of weather? Any additional color or sense of what pushed in the second quarter?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: I’m not sure I understood your question completely, Taylor.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Well, I didn’t know if any of the - any business that you had in this past quarter, you felt like, this just sort of demand delayed from the first quarter. I didn’t know how...

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Well, certainly, I would say on the consumer real estate side that was likely the case. As I mentioned in my comments, we certainly think the first quarter was a trough in this cycle for consumer real estate and that was reflected in our mortgage closings and our home equity closings in the first quarter. And our pipeline and our closings in the second quarter were very healthy in both of those categories. And so we do believe that some of the reasons for that was because people delayed activity from the first quarter into the second quarter. I don’t think that was so much the case in the commercial book. We had strong closings in commercial in the first quarter and that continued into the second quarter.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Okay. And so, yes, the trough in the first quarter, is this mortgage banking rebound, again, is it geographically disperse was it again a Metro Providence Boston.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: No, no. The consumer real estate book is geographically dispersed.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Okay. And then...

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Probably less - certainly minimal in Rhode Island since we don’t have retail locations there.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Sure. And I guess last question on the wealth management side. I guess kind of looking at transaction-based revenues and asset base, any sort of trends there that are notable?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Of course, the asset base, they’re sort of dominant. Transaction base, we are seeing some increased activity there as a result of some annuity providers providing some very attractive rates so they could come in the market and come back out. So we’re seeing some uptick there. But, I’d say, we’re primarily focused on the asset management number.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: All right. Thank you, both.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Thanks, Taylor.

Operator: The next question is from Bernard Horn of Polaris Capital.

<Q - Bernie Horn - Polaris Capital Management LLC>: Hi. Good morning.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Good morning, Bernie.

<Q - Bernie Horn - Polaris Capital Management LLC>: It’s a question on the expense line. So I noticed that in like occupancy, salaries, they were down quarter-on-quarter, but obviously still up from last year. And I’m wondering if there was anything like in the salary number relating to where people may have been there that have left after kind of any of your acquisitions? And if that number is a good number, kind of on a roll forward basis, I’m assuming that the first quarter was just seasonal increases in payroll taxes, but maybe some profit sharing or other expenses in the first quarter. Is that correct?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. Bernie, that’s generally correct. The first quarter was impacted by higher payroll taxes. The second quarter, I mean, obviously between last year and this year, we had an acquisition. So that would have increased - all else being equal, would have increased the salary line item. But we do feel that the second quarter number is a pretty good guide for the remainder of the year. And there were no unusual severance type numbers in the second quarter.

<Q - Bernie Horn - Polaris Capital Management LLC>: Okay. And then similar question just on occupancy. I’m not sure how much of the snow removal was in the first quarter, but is the second quarter more of a good run-rate or you still have facilities that you may be closing after the mergers?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: No, the second quarter was a good number and virtually all of the snow removal was in the first quarter.

<Q - Bernie Horn - Polaris Capital Management LLC>: Okay. And then the derivative contracts, do you have - what do you have remaining out against any of the other borrowings? Is there anything still left on the derivatives?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Oh, yes, we do have - I think we have $25 million - actually $50 million left on the remainder of our borrowings.

<Q - Bernie Horn - Polaris Capital Management LLC>: Okay. So we should still expect to see some of those mark-to-markets as we go forward?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Well, yes. And what I just described was the derivatives on our home loan bank advances. We also have derivatives associated with our trust preferred securities and that’s an additional $50 million.

<Q - Bernie Horn - Polaris Capital Management LLC>: Okay. So about $100 million altogether then?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: That’s right.

<Q - Bernie Horn - Polaris Capital Management LLC>: Okay. That’s all I have. Thanks. Good quarter.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Thanks, Bernie.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. Thanks.

Operator: [Operator Instructions] Our next question is a follow-up from David Bishop of Drexel Hamilton.

<Q - David Bishop - Drexel Hamilton LLC>: Yeah. Thank you. Following Bernie’s question there regarding operating expenses, I’ve noted the increase in advertising of little over $400,000 and some other losses and charge-offs close to $300,000. Are those good run-rates at least in terms of the form of the advertising? Is that a campaign that we should continue to see throughout the summer and the fall months or that sort of taper off a bit here as we move in the latter half of the year?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. We should continue to see that into the third quarter, but that will likely taper off at the end of the year.

<Q - David Bishop - Drexel Hamilton LLC>: Okay. And then obviously first quarter was impacted by the one credit loss there, but as we think about credit losses moving into latter half of the year in 2015, any sense of what a sort of a normalized outlook is for credit losses at this point?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. We think that low 20 basis point range is about right. We may drop slightly below that as the economy improves, but we think generally 20 basis points plus or minus is about the right level for us in a normal environment.

<Q - David Bishop - Drexel Hamilton LLC>: Okay. Thank you.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thank you.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Thanks.

Operator: This concludes our question-and-answer session. I’d like to turn the conference back over to Mr. Oddleifson and Mr. Cozzone for any closing remarks.

Chris Oddleifson, President, Chief Executive Officer & Director
Thank you, Chad. Thank you everybody for joining us for the second quarter call. We look forward to talking with you on our third quarter call in three months. Have a good weekend.

Robert D. Cozzone, Chief Financial Officer and Treasurer
Thank you.

Chris Oddleifson, President, Chief Executive Officer & Director
Bye.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect. Take care.